Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424

Alcoa Provides EPS Guidance for Third Quarter, 2004

New York, NY — September 9, 2004 — Alcoa announced today that it expects third quarter 2004 income from continuing operations to be in the range of $0.30 to $0.35 per share.

As previously announced, the quarter’s results will be negatively affected by several events: a strike at its Becancour, Quebec smelter; a fire that led to an outage at its KAMA packaging facility in Hazleton, PA; and restructuring charges associated with the costs of closing its Wenatchee, WA and Northwood, OH facilities. The combined impact of these events is estimated to be $0.07 to $0.09 per share.

In addition, market softness in the automotive, packaging and European end markets will affect the third quarter results. Higher input costs, particularly energy in Europe and North America, will impact several businesses.

“While we are not pleased with the short term impact the labor issues have had on our bottom line, our actions are aimed at enhanced global competitiveness of our North American operations,” said Alain Belda, CEO. “That is the best long-term job protection we can offer all of our employees.”

“In the near term, the primary aluminum market is expected to continue to experience strong fundamentals. Many of our end markets, particularly commercial transportation and aerospace, are showing signs of strength. Strong cash generation should continue, as we expect profitability for the first three quarters, even at the low end of this estimate, to be 40 percent above 2003 levels. As we address the labor and cost issues, the company will be well positioned for better operating performance in the future,” added Belda.

In anticipation of Hurricane Ivan, the company has temporarily shuttered its Jamalco alumina refinery, which has 1.25 million metric tons of capacity. The impact of the storm is unknown at this time, and not reflected in this estimate.

As a result of the anticipated sale of its protective packaging business, the company expects to record a charge of approximately $0.02 in the third quarter. That charge will be recorded under discontinued operations and is therefore not included in the projection of income from continuing operations.

Alcoa will report third quarter earnings on October 7th after the close of trading on the New York Stock Exchange. In addition, the company will hold its quarterly conference call at 5:00 PM Eastern Time on October 7th to present the results. The meeting will be webcast via alcoa.com. Call information and related details will be available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing its expertise in design, engineering, and production to customers. Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. Alcoa has been a member of the Dow Jones Industrial Average for 45 years and the Dow Jones Sustainability Indices since 2001. The company has 120,000 employees in 41 countries. More information can be found at www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine, telecommunications and other markets; (c) Alcoa’s inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy, raw materials or employee benefits costs, labor disputes or other factors; (d) changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (e) a significant downturn in the business or financial condition of a key customer or customers supplied by Alcoa; (f) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (g) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2003, Forms 10-Q for the quarters ended March 31, 2004 and June 30, 2004 and other reports filed with the Securities and Exchange Commission.